UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the executive employment agreement entered into between Dr. Edward Kaye and Sarepta Therapeutics, Inc. (the “Company”) on April 20, 2015 (the “Employment Agreement”), Dr. Kaye will be employed as Interim Chief Executive Officer of the Company while continuing to serve as Senior Vice President and Chief Medical Officer of the Company on an at-will basis, effective April 1, 2015 (the “Effective Date”).

The Employment Agreement has an initial term of one year commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the Employment Agreement automatically extends on a monthly basis unless either party provides 30 days’ notice of an intent not to renew; provided that if during the term of the Employment Agreement, a successor Chief Executive Officer is appointed, the automatic monthly renewals will cease and the Employment Agreement will terminate on the one year anniversary date of the appointment date of a successor Chief Executive Officer.

Under the terms of the Employment Agreement, Dr. Kaye will receive a base annual salary of $525,000. Dr. Kaye will also be eligible to receive a target annual bonus of 60% of his annual base salary, or $315,000, upon achievement of performance objectives to be determined by the Board of Directors (“Board”). The maximum annual bonus Dr. Kaye will be eligible to receive is 150% of his annual target bonus, or $472,500.

Dr. Kaye will also receive an award of restricted stock valued, on the date of grant, at $1,500,000. This restricted stock award will vest in twelve substantially equal quarterly installments on each three-month anniversary of the Effective Date.

The Employment Agreement specifies that if Dr. Kaye’s employment is terminated by the Company for reasons other than Cause (as defined in the Employment Agreement), death or disability, then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 12 months from the date of termination, accelerated vesting of 50% of his unvested equity awards, and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination (but not beyond the original expiration date).

Dr. Kaye is also entitled to the severance benefits as if terminated by the Company without Cause in the event he resigns his employment with the Company within 60 days of being removed from his position as Senior Vice President and Chief Medical Officer without his prior written consent, provided Dr. Kaye provides the Company with 30 days prior written notice of his intent to resign following such removal and the Company fails to reinstate him into his position as Senior Vice President and Chief Medical Officer.

Otherwise, Dr. Kaye’s severance benefits will remain subject to the Company’s standard Senior Vice President Change in Control and Severance Agreement. Dr. Kaye will also participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

The Employment Agreement requires Dr. Kaye not to compete, either directly or indirectly, with the Company during his employment and until the later of his date of termination of employment with the Company and the date he no longer receives severance benefits from the Company. In addition, the Employment Agreement requires Dr. Kaye not to solicit the Company’s employees to leave their employment with the Company during, and for two years following, the term of his employment.

A copy of the Employment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Item 8.01 Other Events.

In connection with his previously announced and planned resignation from the board of directors of the Company (the “Board”) as of the date of the 2015 Annual Meeting, on April 16, 2015, John Hodgman resigned as Interim Chairman of the Board. The Board accepted Mr. Hodgman’s resignation and appointed one of its existing directors, M. Kathleen Behrens, Ph.D., as Chairwoman of the Board effective April 16, 2015. Mr. Hodgman will remain a director on the Board and in his current positions on the Board’s committees through the date of his departure on the date of the 2015 Annual Meeting.

“Kathy and I have worked closely together as directors over the past six years and on behalf of the entire board, we are confident that her strong leadership qualities position her well as the new Chairwoman of the Board. Kathy’s strategic vision will be essential during this critical time for the Company and for building shareholder value,” said John Hodgman, Sarepta’s Interim Chairman of the Board.

On April 17, 2015, pursuant to the Bylaws of the Company, the Board approved a resolution reducing the number of directors from seven to six, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/Edward Kaye
Edward Kaye, M.D.
Interim Chief Executive Officer, Senior Vice President and Chief Medical Officer

Date: April 20, 2015